Exhibit 99.2

Alpine Acquisition Corporation Announces Closing of $107.0 Million Initial Public Offering, Including Partial Exercise of the Overallotment Option

Fountain Hills, Arizona, Sept. 02, 2021 (GLOBE NEWSWIRE) -- Alpine Acquisition Corporation (Nasdaq: REVEU) (“Alpine” or the “Company”) today announced the closing of its initial public offering of 10,700,000 units, including 700,000 units subject to the underwriters’ over-allotment option, at a price of $10.00 per unit. The units were listed on The Nasdaq Capital Market (“Nasdaq”) and began trading under the ticker symbol “REVEU” on August 31, 2021. Each unit consists of one share of common stock and one half of a redeemable warrant. Each full warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be traded on the Nasdaq under the symbols “REVE” and “REVEW,” respectively.

Maxim Group LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on August 30, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 300 Park  Avenue, 16th Floor, New York, New York 10022. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alpine Acquisition Corporation

Alpine is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While it may pursue an initial business combination target in any sector, it intends to focus its search on drive-to-destination hotels, digital entertainment and gaming, and lodging technology businesses, which complements the expertise of our management team, directors, and advisors. The Company is sponsored by Alpine Acquisition Sponsor LLC, an affiliate of Alpine Consolidated.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Investor Relations
Alex Lombardo
(703)899-1028

alex.lombardo@alpinesponsor.com